EXHIBIT 99.6

RADNET, INC.

2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

The Company hereby awards a Stock Award (the “Stock Units”) to the Awardee named below. The terms and conditions of the Stock Award are set forth in this cover sheet and the attached Stock Award Agreement and in the Plan. This cover sheet is incorporated into and a part of the attached Stock Award Agreement (together, the “Agreement”).

Date of Award:

Name of Awardee (“you”, “your”, “Awardee”):

Number of Stock Units Awarded:

Amount Paid by Awardee for the Stock Units Awarded:	$0.00

Fair Market Value of a Share on Date of Award:	$

Vesting Calculation Date:

Vesting Schedule:

As long as you continuously are a Service Provider, you will become incrementally vested as to one-third of the total number of Stock Units awarded (rounded to the nearest whole number), as shown above, on each of the Vesting Calculation Date and on each of the first two anniversaries of the Vesting Calculation Date. In the event that you cease to be a Service Provider, you will forfeit to the Company without consideration all of the then-unvested Stock Units subject to this Award. However, the total number of then unvested Stock Units subject to this Award shall become fully vested if either (i) there is a Change in Control and your status as a Service Provider is either terminated without Cause (as defined below) by the Company or is terminated by you for Good Reason (as defined below), in either case in anticipation of or within 24 months after the Change in Control or (ii) your status as a Service Provider is terminated (x) by the Company due to your Disability or (y) due to your death.

By signing this cover sheet, you agree to all terms and conditions described in the attached Stock Award Agreement and in the Plan and Plan prospectus and in the NDC Plan (as defined below). You are also acknowledging receipt of this Agreement and copies of the NDC Plan, and the Plan and its prospectus.

Company:	Awardee:

By:
Its:

1

Attachments

RADNET, INC.

2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

The Plan and Other Agreements

The text of the Plan and the NDC Plan (as defined below) are incorporated in this Agreement by this reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement, the Plan and the NDC Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations are superseded.

Award of Stock Units

The Company awards you the number of Stock Units shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement, the Plan and the NDC Plan.

This Award is intended to constitute nonqualified deferred compensation within the meaning of section 409A of the Code and will be interpreted to comply with Code Section 409A.

Vesting

This Award will vest according to the Vesting Schedule on the attached cover sheet and also the below paragraph of this section.

The term "Cause" shall mean (1) the Awardee's theft, dishonesty, or falsification of any documents or records of the Company or any affiliate; (2) the Awardee's improper use or disclosure of confidential or proprietary information of the Company or any affiliate; (3) any action by the Awardee which has a detrimental effect on the reputation or business of the Company or any affiliate; (4) the Awardee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Awardee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Awardee's ability to perform his or her duties with the Company or an affiliate; or (7) the Awardee's violation of a material Company policy.

The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Awardee's title, stature, authority, or responsibilities with the Company (or the affiliate employing him or her); (B) a material reduction in the Awardee's base salary or annual bonus opportunity; or (C) receipt of notice by Awardee that the Awardee's principal workplace will be relocated by more than 50 miles. The Awardee must provide written notice (the “Good Reason Notice”) to the Company within 60 days of the initial existence of a Good Reason event or else the Awardee will have waived any ability to resign his/her service for Good Reason with respect to such event. The Company shall have 15 days after its receipt of the Good Reason Notice to cure or remedy the Good Reason event as determined by the Administrator such that Good Reason will no longer exist. If the Company fails to timely cure or remedy the Good Reason event then the Awardee must affirmatively resign his/her status as a Service Provider within 15 business days after the expiration of the foregoing 15 day cure/remedy period or else the Awardee will have waived any ability to resign his/her service for Good Reason with respect to such event.

2

Settlement

The time of settlement for Stock Units that vest under this Award has been deferred in accordance with your voluntary Deferral Election that you provided the Company under the Company’s Nonqualified Deferred Compensation Plan (the “NDC Plan”). To the extent a Stock Unit becomes vested and subject to your satisfaction of any tax withholding obligations as discussed below, each vested Stock Unit will entitle you to receive either one Share or cash equivalent (as determined by the Administrator) which will be distributed to you (as provided on your NDC Deferral Election form and in accordance with the NDC Plan) on the earliest of (i) your Separation From Service, (ii) a Change in Control, (iii) your death or Disability, or (iv) [DATE]. Issuance of such Shares and/or cash shall be in complete satisfaction of such vested Stock Units. Such settled Stock Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Stock Units.

No Assignment	The Stock Units subject to this Award shall not be sold, anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. However, this shall not preclude a transfer of vested Shares that are issued in settlement of Stock Units) by will or by the laws of descent and distribution. In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested Shares in the event of your death. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any way.

Leaves of Absence

For purposes of this Agreement, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its parent, subsidiary or affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event when the approved leave ends, unless you immediately return to active service.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your status as a Service Provider terminates for all purposes under the Plan.

Voting and Other Rights

As a holder of Stock Units, you shall have no rights other than those of a general creditor of the Company. Subject to the terms of this Agreement, a holder of outstanding Stock Units has none of the rights and privileges of a stockholder of the Company. Without limiting the generality of the foregoing, a holder of outstanding Stock Units has no right to vote or to receive dividends (if any) on the Shares represented by such Stock Units. Subject to the terms and conditions of this Agreement, Stock Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company. The Stock Units shall not be treated as property or as a trust fund of any kind.

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Award until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Stock Units covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. This Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

3

Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares (or payment of cash) will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. Tax withholding obligations may arise before settlement of Stock Units and you must timely satisfy any such obligations as a condition of this Award. At the discretion of the Administrator, any such tax withholding obligations may be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you as of the settlement date and/or by Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company. Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld or surrendered Shares as of the date of settlement. If Shares are withheld, then you will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.

Restrictions on Issuance and Resale

The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

By signing this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act of 1933 or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act of 1933 or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act of 1933 or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Award in order to ensure compliance with the foregoing.

If the sale of Shares acquired under this Award is not registered under the Securities Act of 1933, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

Legends

All certificates representing any Shares issued under this Award may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

4

No Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any parent or any subsidiaries or affiliates) in any capacity. The Company (or any parent and any subsidiaries or affiliates) reserves the right to terminate your status as a Service Provider at any time and for any reason.

This Award, the Stock Units, and the Shares (or cash) that may be released to you pursuant to this Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary (if any), compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

The Awardee agrees that the Company may deliver all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission), and all other documents that the Company is required to deliver to its security holders or the Awardee (including annual reports, proxy statements and financial statements), either by e-mail or by e-mail notice of a Web site location where those documents have been posted. The Awardee may at any time (i) revoke this consent to e-mail delivery of those documents; (ii) update the e-mail address for delivery of those documents; (iii) obtain at no charge a paper copy of those documents, in each case by writing the Company at 1510 Cotner Ave., Los Angeles, CA 90025, Attention: General Counsel. The Awardee may request an electronic copy of any of those documents by requesting a copy from the General Counsel, 1510 Cotner Ave., Los Angeles, CA 90025. The Awardee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

Voluntary Awardee	You acknowledge that you are voluntarily participating in the Plan.

No Rights to Future Awards	Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan (or the NDC Plan) and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Administrator.

Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value (or decrease in value) after the Date of Award, the Award could have little or no value.

No Advice Regarding Award	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or NDC Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan and NDC Plan before taking any action related to the Plan, NDC Plan, or this Award.

5

No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company or a parent or a subsidiary or an affiliate to you.

Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the NDC Plan, and in the Plan and its prospectus. Any inconsistency between this Agreement, NDC Plan and the Plan shall be resolved by reference to the Plan except that any conflicts regarding the time of settlement of Stock Units shall be resolved by reference to the NDC Plan and applicable Deferral Election.

6